Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated October 27, 2025
Registration No. 333-282711

OceanFirst Financial Corp. Fixed Income Investor Presentation October 2025

Legal .Disclaimer . . REGISTRATION STATEMENT; NO OFFER OR SOLICITATION; NO ADVICE. This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of Ocean First Financial Corp. (the “Company”). There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and related prospectus filed with the Securities Exchange Commission (the “SEC”). The Company filed a “shelf” registration statement (File No. 333-282711) (including a base prospectus (the “Base Prospectus”)) on October 18, 2024, and the related preliminary prospectus supplement on October 27, 2025 (the “Preliminary Prospectus Supplement”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Base Prospectus, the Preliminary Prospectus Supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, any underwriter will arrange to send you the Base Prospectus and the Preliminary Prospectus Supplement if you request it by emailing Piper Sandler & Co. at fsg-dcm@psc.com or Keefe, Bruyette & Woods at USCapitalMarkets@kbw.com. Nothing herein should be construed as legal, financial, tax or other advice. You should consult your own advisers concerning any legal, financial, tax or other considerations concerning the opportunity described herein. The general explanations included in this presentation cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs. FORWARD LOOKING STATEMENTS. In addition to historical information, this presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, financial results, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, including potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the effects of the federal government shutdown, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in investor sentiment and consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the impact of pandemics on our operations and financial results and those of our customers and the Company’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under Item 1A—Risk Factors and elsewhere, and in subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Legal .Disclaimer . . (Continued) NON-GAAP FINANCIAL INFORMATION. This presentation contains certain non-GAAP (generally accepted accounting principles) measures. These non-GAAP measures, as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these non-GAAP measures are not measures of financial performance or liquidity under GAAP and should not be considered alternatives to the Company’s other financial information determined under GAAP. See reconciliations of certain non-GAAP measures included at the end of this presentation and in the Company’s Earnings Release furnished as Exhibit 99.1 to the Form 8-K as filed with the SEC on October 22, 2025. MARKET AND INDUSTRY DATA. This presentation references certain market, industry and demographic data, forecasts and other statistical information. We have obtained this data, forecasts and information from various independent, third-party industry sources and publications. Nothing in the data, forecasts or information used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of industry publications and surveys and independent sources. We believe that these sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. These estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

Overview . . . of the Proposed Subordinated Notes Offering Issuer: OceanFirst Financial Corp. Security Offered: Fixed-to-Floating Rate Subordinated Notes Due 2035 (1) Baa3 / Stable by Moody’s Rating : BBB / Stable by Kroll Bond Rating Agency Aggregate Principal Amount: $125 Million Format: SEC Registered Term: 10 Years (2035) Call Feature: 5 Year @ 100% of Par Use of Proceeds: Redeem in full the $125 million in aggregate principal amount of the outstanding 2030 Notes Joint Bookrunners: | (1) A credit rating of a security is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

# Overview of OceanFirst

## Corporate Overview and Market Data

| | |
|---|---|
| Ticker | OCFC (NASDAQ) |
| HQ | Red Bank, NJ |
| Branch Network | 40 branches; 9 commercial banking centers |
| Core Markets | New Jersey, New York City, Greater Philadelphia |
| Expansion Markets | Boston, Northern Virginia, and Baltimore |

## Balance Sheet and Capital (Q3-25)

| | |
|---|---|
| Assets | $14.3 billion |
| Net Loans | $10.5 billion |
| Deposits | $10.4 billion |
| Non-performing Loans / Loans[1] | 0.34% |
| Tang. Equity / Tang. Assets[2] | 8.1% |
| CET1 Ratio [3] | 10.6% |

## Core Profitability (Q3-25)[2]

| | |
|---|---|
| Net Income | $20.3 million |
| EPS | $0.36 |
| Net Interest Margin (%)[4] | 2.89% |
| Efficiency Ratio (%) | 70.3% |
| ROAA (%) | 0.60% |
| ROTCE (%) | 7.19% |

## Q3-25 Loan Portfolio ($'millions)



Home Eq. & Consumer
$216
Residential
$3,135
$5,211
CRE Investor -Owned
$999
C&I - non-real estate
$997
C&I - real estate

## Q3-25 Deposit Base ($'millions)



Time deposits
$2,215
Non-interest
$1,732
Savings
$1,000
$1,398
Money market
$4,091
Interest-bearing

## Tailored Footprint Across Key Markets



1 Boston Area
2 PA, NJ, NYC
3 Baltimore and Northern VA
Ottawa
Montreal
Montpelier
Concord
Albany
Boston
Hartford
Providence
New York
Trenton
Philadelphia
Harrisburg
Dover
Washington
Richmond
Norfolk
Allentown
Baltimore
Columbia
Commercial Banking Centers
Retail Branches
Premier Locations(5)

Note: All data presented is as of September 30, 2025.
(1) PCD loans are not included in these metrics.
(2) For non-GAAP financial measures, please refer to the "Non-GAAP Reconciliations" in the Appendix for a reconciliation to GAAP financial information.
(3) CET1 Ratio – Preliminary Estimate.
(4) Core NIM excludes purchase accounting and prepayment fee income.
(5) See details on slide 8.

5

OceanFirst

Key Investor . . . Highlights Demonstrated commitment to local Positioned in high-growth markets with communities with an “Outstanding” CRA opportunities for retail expansion rating Best-in-class management team with Growth plan focused on obtaining stable deep banking, regulatory, M&A and low-cost deposits to fund future integration experience commercial lending opportunities Experienced commercial lender with Consistent profitability through various strong credit quality and disciplined economic cycles underwriting Robust capital position with a total risk-based capital ratio of 13.1%

History . . . of Growth and Strategic Execution IPO to Mutual Beginning of Digital Core Conversion to Solidified deposit base and Reinvestment into Depositors Transformation st Fiserv Premier balance sheet. growth with the launch 1 FinTech Executed on internal optimization of the Premier Banking Equity Continued Expansion of initiatives to drive operating deposit teams and C&I Established Commercial LPO Investment Best Rated Digital Commercial Lending Expansion Bank in NJ Commercial Platform; leverage. hiring. 13 FTEs Added 1902 1996 2000 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Proactive Management Through COVID Pandemic Established Trust Adopted National Founded in Point • January 1, 2020: Crossed $10bn in assets and Asset Charter Pleasant, NJ • February 4, 2020: 1st Pandemic Planning Meeting Management • March 24 , 2020: Investor call on COVID-19 response • April 28 / May 1, 2020: Capital raise ($125mm Sub Debt / $55mm Pref.) • Q3-21: Sale of higher risk commercial loans in hotels, restaurants and fitness exposures Total Assets ($’millions) 14,325 M&A 13,104 13,538 13,421 Organic 11,448 11,740 1,907 8,246 7,516 495 5,416 2,044 5,167 9,541 2,593 2,615 7,751 142 5,472 2,451 2,552 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q3-25

# Premier Bank Launch

| Performance To Date | |
|---|---|
| | ▪ **9 Teams** hired and onboarded, totaling **36 FTEs**.<br>▪ **$242 million of deposits** through 9/30/25 at a **weighted average cost of 2.64%**.<br>▪ Added **+1,100 new accounts** across **~300 relationships**.<br>▪ Target **$500 million** in deposits in 2025. |

| | |
|---|---|
| **Multi-Year Aspiration Goals** | ▪ Teams to achieve their full run-rate in **2 to 3 years**.<br>▪ Target deposits of **$2 to $3 billion by end of 2027**. |
| **Business Model** | ▪ Relationship driven, **team-based approach** to service, resulting in superior high-touch client experience.<br>▪ Differentiated **Commercial Organic Deposit Channel** leveraging our existing infrastructure and products. |
| **Strategic Deployment of Funding Channel** | ▪ Reduce wholesale funding and higher cost retail deposits in the near term.<br>▪ Create meaningful margin and profitability expansion through a stable low-cost deposit vertical supporting future C&I growth. |
| **Geography and Reach** | ▪ New York City – Expanding existing Midtown, NY branch and adding non-retail space.<br>▪ Long Island – New commercial banking center in Melville, NY<br>▪ Westchester – Leveraging existing Scarsdale, NY full-service branch. |

8

OceanFirst

Proven . . .Historical Net Interest Income and Loan Growth Net Interest Income Growth ($’thousands) 3.71% 3.62% 3.46% 3.52% 3.37% 3.16% 2.93% 3.02% 2.91% 13% 2.72% 354,230 Net Interest Income CAGR 377,477 369,731 334,035 312,951 305,338 169,218 240,502 255,971 264,945 120,262 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD Sep-25 Net Interest Margin YTD Net Interest Income Annualized Net Interest Income Significant Growth in Commercial Loan Portfolio ($’millions) 13% 10,195 10,558 9,918 251 10,118 230 216 264 C&I CAGR 8,623 7,756 261 2,980 3,135 2,862 3,050 339 6,214 2,480 5,589 408 2,309 1,620 1,610 1,550 1,996 475 1,504 3,817 3,975 2,321 1,616 281 2,045 19% 291 1,189 1,704 1,749 1,046 5,172 5,354 5,288 5,211 4,378 687 758 3,492 Investor-Owned CRE 2,023 2,296 1,135 1,187 CAGR

Successful . . . Commercial Loan Growth and Geographic Diversification Commercial Loans by Geography(1) as of Q3-25 Emphasis on Commercial (Commercial % of Loan Portfolio) Increase of $5.4B Other in commercial Baltimore Markets (2) loans since 2016 Boston +21% 3% 5% 2% New Jersey Philadelphia 38% 22% Total: 68% $7.2B 48% 30% New York 2016 Q3-25 (1) Based on location the loan is managed. (2) Other includes Washington DC, Northern Virginia, Pittsburgh and Columbus.

Balanced . . . Approach to Deposit Pricing and Growth Deposit Composition ($’millions) 10,435 10,066 10,436 9,428 9,733 9,675 1,657 1,617 1,732 2,133 2,412 2,101 Deposit Stratification 6,329 3,912 4,091 5,815 1,377 3,830 4,001 1,151 3,647 4,202 4,188 4,343 757 1,022 783 2,539 1,301 1,398 2,350 784 714 1,399 1,627 1,954 736 1,066 1,000 570 578 1,491 1,488 459 364 877 898 1,608 2,445 673 661 1,542 2,081 2,215 646 607 867 937 1,373 775 44% Total: 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q3-25 $10.4B 56% Non-interest-bearing deposits Interest-bearing deposits Money Market Savings Time deposits Organic Deposit Growth ($’millions) Commercial Consumer 10,435 10,066 10,436 9,428 9,733 9,675 1,894 6,329 5,815 449 4,188 4,343 1,616 2,123 58740-001 24Oct25 21:19 Page 11 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q3-25

Conservative . . . Credit Risk Profile Non-performing Loans by Type as % of Loans(1) Continued Focus on Credit Risk(1) 0.69 0.52% 0.64 0.47% 0.60 0.59 0.55 0.56 0.54 0.21% 0.14% 0.34% 0.44 0.31% 0.40 0.29% 0.38 0.26% 0.27% 0.09% 0.05% 0.32 0.17% 0.18% 0.15% 0.22% 0.01% 0.10% 0.08% 0.02% 0.19% 0.03% 0.30 0.18% 0.26 0.01% 0.00% 0.02% 0.07% 0.25 0.22 0.10% 0.04% 0.00% 0.07% 0.22 0.13% 0.11% 0.12% 0.04% 0.16 0.19 0.11% 0.00% 0.01% 0.00% 0.00% 0.10% 0.15 0.00% 0.07% 0.07% 0.06% 0.05% 0.05% 0.05% 0.04% 0.03% 0.02% 0.02% 0.02% 0.03% 0.02% 2017 2018 2019 2020 2021 2022 2023 2024 Q3-25 2017 2018 2019 2020 2021 2022 2023 2024 Q2-25 Q3-25 (2) CRE: IO C&I—Real Estate C&I—Non-Real Estate Residential Consumer NPA/Assets Peer Average NPA/Assets (1) PCD loans are not included in these metrics. Refer to the “Asset Quality” section in the Earnings Release for additional information. (2) Peer reporting is on a one quarter lag.

Business . . . Model Strength Driving Significant Capital Return The growth in TBV per common share(1) $31.01 Growth Since 2013 $29.48 (TBVPS) is attributed to: (1) $3.74 Tangible Book Value per Share 58.3% $27.68 $3.35 Minimally dilutive and strategic Total Capital Return per Share 151.5% $25.61 $2.98 acquisitions including in critical new markets $23.60 $2.98 $7.75 $2.86 $7.15 Stable and competitive dividend $20.55 $21.36 $6.35 $2.25 $5.55 115th consecutive quarter $1.97 $18.42 $4.81 $16.82 $1.39 Historical target Payout Ratio of 30% to $3.45 $4.13 $13.95 $15.62 $15.53 $1.09 50% $0.55 $2.77 $0.94 $1.04 $0.49 $2.15 $1.01 $12.33 $1.55 $18.98 $19.52 $18.35 $17.08 $15.13 $15.93 $14.26 $14.98 $12.91 $13.67 $12.94 $13.58 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q3-25 Cumulative Share Repurchase/Share Cumulative Dividends/Share TBVPS (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information.

Historical . . . Consolidated Capital Ratios Tangible Common Equity / Tangible Assets(1) Leverage Ratio(2) Well-Capitalized Regulatory Level 8.6% 9.4% 9.2% 9.4% 9.3% 9.5% 9.1% 8.3% 8.4% 8.0% 8.4% 8.1% 4.0% 2020 2021 2022 2023 2024 Q3-25 2020 2021 2022 2023 2024 Q3-25 Common Equity Tier 1 Ratio(2) Total Risk-Based Capital Ratio(2) Well-Capitalized Regulatory Level Well-Capitalized Regulatory Level 15.6% 14.1% 14.1% 14.5% 13.1% 13.0% 11.1% 10.9% 11.2% 10.6% 10.3% 9.9% 10.5% 7.0% 2020 2021 2022 2023 2024 Q3-25 2020 2021 2022 2023 2024 Q3-25 (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information. (2) Q3-25 Ratios – Preliminary Estimates

Quarterly Earnings Update

Q3-25 . .Financial . Highlights Financial Highlights $0.36 $91 million 0.60% Core Diluted EPS(1) Net Interest Income Core ROAA(1) 7.19% $0.54 10.6% Core ROTCE(1) Core PTPP Diluted EPS(1) CET1 Ratio(2) Total loans increased $373 million (or 14% annualized), including $219 million of commercial and industrial loan growth. The commercial loan pipeline remained robust at $711 million and will help drive continued growth in Q4-25. Deposits, excluding brokered deposit run-off of $118 million, increased $321 million from the linked quarter showing continued strength in funding. Premier Banking(3) teams (hired in April) have contributed $242 million of deposits – an increase of $127 million from the linked quarter – at a weighted average cost of 2.64%. Based on performance and pipeline to date, we remain optimistic on the trajectory of the Premier Bank’s growth. We announced the strategic decision to outsource our residential loan originations and title business platforms. This will drive an anticipated annual expense savings of approximately $14 million offset in part by a reduction of residential loan sales in 2026. One-time costs associated with this initiative totaled $4 million in Q3-25 and approximately $8 million in Q4-25. (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information. (2) Q3-25 CET1 Ratio – Preliminary Estimate (3) See details on slide 8.

Loan Portfolio . . . Trends Moderated Loan Growth in the Portfolio ($’millions) 5.46% 5.41% 5.49% 5.38% 5.37% 10,558 10,022 10,118 10,125 10,185 216 243 230 226 221 3,135 3,003 3,050 3,053 3,119 648 999 661 749 863 842 902 897 914 997 5,273 5,288 5,200 5,068 5,211 Total loans increased $373 million (or 14% annualized), including $219 million of commercial and industrial loan growth. Total loan pipeline at Q3-25 is $864 million with a robust commercial loan pipeline of $711 million. NDFI(1) loan exposure remains minimal, totaling $295 million (or 3% of total loans) as of Q3-25. Average Loan Yield Home Equity & Consumer Residential C&I—non-real estate C&I—real estate CRE Investor-Owned

Track .Record . . of Strong Credit Performance Global Financial Hurricane COVID-19 Crisis Sandy Pandemic 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q2-25 Q3-25 OCFC NCO / Avg Loans(1) Commercial Banks ($10-50 bn) NCO / Avg Loans From 2006 to Q3-25, inclusive of the Global Financial Crisis, Hurricane Sandy, and the COVID-19 Pandemic, OCFC’s NCO to average loans totaled 13 bps per year compared to 71 bps for all commercial banks between $10—$50 billion in assets. From 2006 to Q3-25, peak net charge-offs to average loans for OCFC totaled 56 bps in 2011. Peak charge-offs for commercial banks between $10—$50 billion in assets were 253 bps in 2009. Source: S&P Global. Note: Commercial bank reporting is on a one quarter lag. (1) Any period with net recoveries is denoted as 0% NCO / Avg Loans in the graph.

Quarterly . . . Credit Trends (1 of 2) Strong asset quality trends driven by prudent growth and strong credit risk management Non-Performing Loans and Assets ($’000)(1) 0.34% 0.30% 0.29% 0.27% 0.25% 0.26% 0.23% 0.22% 0.19% 0.20% 7,498 1,917 7,680 1,811 35,586 27,596 29,246 26,711 25,252 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 NPL to total loans OREO NPA to total assets Non-performing loans (1) PCD loans are not included in these metrics. Refer to Asset Quality section in the Earnings Release for additional information. Special Mention and Substandard Loans ($’000) Criticized loans as a % of total loans remain low at 1.17% as of Q3-25 compared to 2.06% as of Q4-19 (pre-pandemic). 3.70% 3.82% 3.58% 3.49% OCFC 10-Year (2015-2024) Average Criticized Loans / Total Loans = 2.24%(1) 1.89% 1.56% 1.47% 1.43% 1.17% 85,721 23,811 54,526 21,521 18,972 125,454 124,112 103,384 103,534 104,773 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Peer Average Criticized Loans / Total Loans (2) Special Mention OCFC Criticized Loans / Total Loans(1) Substandard Note: At September 30, 2025, of the Special Mention loans and Substandard loans represented above, 76.6% and 71.4% were current on payments, respectively. (1) OCFC criticized loans exclude OREO. (2) Peer data is on a one quarter lag.

Quarterly . . . Credit Trends (2 of 2) Loan Allowance for Credit Losses (ACL) Plus PCD & General Credit Marks / Total Loans 0.83% 0.83% 0.81% 0.79% 0.05% 0.05% 0.75% 0.04% 0.06% 0.06% 0.78% 0.78% 0.77% 0.73% 0.69% Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 PCD & General Credit Marks ACL Note: The allowance for credit losses plus the unamortized credit and PCD marks amounted to $85.6 million, or 0.81% of total loans at Q3-25, as compared to $84.2 million, or 0.83% of total loans at Q2-25. NCOs / (Recoveries) and Provision for Credit Loss Expense ($’thousands) Includes $3.3 million of increased provision related to elevated uncertainty in the macroeconomic 5,340 environment despite strong asset quality metrics. Includes $1.4 million non-core day 1 provision relating to 4,092 Spring Garden acquisition. 3,467 3,039 2,218 2,086 2,041 636 617 517 -88 -158 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Provision Expense Net Charge-offs (Recoveries) Note: Q2-25 charge-offs primarily relate to two commercial relationships of $1.6 million and $445K for NPL sale.

# Diversified CRE Portfolio with Conservative Risk Profile

| CRE Investor-Owned - Collateral Details | | | | |
|---|---|---|---|---|
| $'millions | CRE Investor-Owned | % of Total | WA LTV (%) | WA DSCR (x) |
| Office | 1,035 | 22.5% | 55.0% | 1.80x |
| Retail | 1,044 | 22.7% | 52.4% | 1.91x |
| Multi-Family | 879 | 19.1% | 61.3% | 1.64x |
| Industrial / Warehouse | 755 | 16.4% | 46.0% | 2.11x |
| Hospitality | 180 | 3.9% | 46.8% | 1.87x |
| Other [1] | 702 | 15.3% | 45.1% | 1.33x |
| **CRE Investor-Owned** | **4,595** | **100.0%** | **52.3%** | **1.78x** |
| Construction | 616 | | | |
| **CRE IO and Construction Total** | **5,211** | | | |

- ***Underlying collateral is diversified.***
- ***Low concentration in the Multi-Family portfolio***, which represents 6% of total assets.
- ***Maturity wall is modest and has a minimal impact:*** Our CRE Investor-Owned maturity wall, totaling $833 million (or 8% of total loans), is set to mature in 2025 and 2026 with weighted average rates of 5.41% and 4.35%, for each respective cohort. The impact of repriced loans to-date has been benign.

| CRE Investor-Owned - Maturity Wall | | | | | |
|---|---|---|---|---|---|
| | Balance | Weighted Average | | | % of |
| Maturity Year | ($'millions) | Rate (%) | LTV (%) | DSCR (x) | Loans |
| 2025 | 226 | 5.41% | 49.4% | 1.92x | 2.14% |
| 2026 | 607 | 4.35% | 53.9% | 2.04x | 5.75% |
| **Total** | **833** | **4.64%** | **52.7%** | **2.01x** | **7.89%** |

## CRE Investor-Owned Portfolio by Geography[3]



Other
9%
MD/DC
MA
3%
3%
NY
31%
NJ
27%
27%
PA/DE

**Limited underlying concentration exposure:**

- NYC rent-regulated[2] multi-family: $30.4 million
- NYC Office Central Business District (CBD): $7.0 million

## Bank-level CRE Concentration[4]



333%
406%
449%
448%
425%
417%
2020
2021
2022
2023
2024
Q3-25

**Notes:**
- All data represents CRE Investor-Owned balances, excluding purchase accounting marks and Construction as of September 30, 2025, unless otherwise noted.
- WA rate includes borrower fixed-rate exposure for loans with swap contracts and excludes any benefit from back-to-back rate swaps
- WA LTV represents the weighted average of loan balances as of September 30, 2025 divided by their most recent appraisal value, which is generally obtained at the time of origination.
- WA DSCR represents the weighted average of net operating income on the property before debt service divided by the loan's respective annual debt service based on the most recent credit review of the borrower.

**Footnotes:**
(1) Other includes underlying co-operatives, single purpose, stores and some living units / mixed use, investor-owned 1-4 family, land / development, and other.
(2) Rent-regulated multi-family is defined as buildings with >50% rent-regulated units.
(3) Based on location of collateral.
(4) Bank-level CRE Concentration is calculated in conformance with regulatory definitions. Q3-25 is a preliminary estimate.

21

OceanFirst

# Conservative Risk Profile of CRE IO Office & Construction

**CRE Investor-Owned: Office + Construction**

| $'millions | Balance | % of Office | % of Total Loans | WA LTV (%) | WA DSCR (x) |
|---|---|---|---|---|---|
| General Office | 507 | 49.0% | 4.8% | 49.9% | 1.87x |
| Life Sciences & Medical | 271 | 26.2% | 2.6% | 55.7% | 1.83x |
| Credit Tenant | 257 | 24.8% | 2.4% | 64.5% | 1.62x |
| **Office** | **1,035** | **100.0%** | **9.8%** | **55.0%** | **1.80x** |
| Construction (all property segments) | 616 | | 5.8% | | |
| **Office + Construction** | **1,651** | | **15.6%** | | |

**CRE Investor-Owned: Office + Construction CBD Bifurcation**

| $'millions | Balance | % of Total | % of CBD |
|---|---|---|---|
| MA | 45 | 2.7% | 38.1% |
| NJ | 42 | 2.6% | 35.5% |
| PA | 24 | 1.5% | 20.5% |
| NY | 7 | 0.4% | 5.9% |
| **Central Business District** | **119** | **7.2%** | **100.0%** |
| Non Central Business District | 1,532 | 92.8% | |
| **Office + Construction** | **1,651** | **100.0%** | |

**Central Business District (CBD): Office + Construction**

| $'millions | Balance | % of Total | WA LTV (%) | WA DSCR (x) |
|---|---|---|---|---|
| Credit Tenant | 42 | 35.5% | 59.0% | 2.12x |
| General Office | 35 | 29.1% | 53.1% | 2.15x |
| Life Sciences & Medical | 42 | 35.3% | 48.2% | 1.34x |
| **CBD - Office & Construction** | **119** | **100.0%** | **53.5%** | **1.85x** |

In the above tables, Construction consists of all property segments (e.g., co-op, hospitality, industrial / warehouse, etc.)

**Portfolio Highlights**

- **97% of Office & Construction** loans are pass-rated (not classified or criticized).
- **93% of Office & Construction** loans are classified as non-Central Business District loans.
- CBD loans comprise < 1% of total assets and have a weighted average LTV of 53.5% and weighted average DSCR of 1.85x.
- Office portfolio is primarily secured by small properties with 72% of the portfolio secured by properties of 300K SF or smaller.
- The average loan size of the office portfolio is $4.7 million with **45%** of the portfolio **under $1 million** and **79% under $5 million**.

**Notes:**

- All data represents CRE Investor-Owned balances, excluding purchase accounting marks and Construction as of September 30, 2025, unless otherwise noted.
- WA LTV represents the weighted average of loan balances as of September 30, 2025 divided by their most recent appraisal value, which is generally obtained at the time of origination.
- WA DSCR represents the weighted average of net operating income on the property before debt service divided by the loan's respective annual debt service based on the most recent credit review of the borrower.

22

High Quality . . . and Low Risk Investment Portfolio Investment Portfolio Composition(1)(2) Portfolio Trends and Yield (2) Other US Government & Agency 2,064 2,117 2,003 1,991 2% 1,917 11% Corporate Debt 3% Rate Exposure: 4.23% 4.09% 3.99% Asset-Backed 6% • 50% floating 3.82% 3.83% • 50% fixed Total: State and Municipal 10% $2.4B 68% Agency MBS Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Average Investments ($ millions) Yield on Investments (%) Unrealized gain on AFS debt securities of $3 million for the quarter-ended 9/30/25 ($9 million in the YTD period). Portfolio remains high quality as 91% of rated securities held and investment grade rating of AAA or AA. Total effective duration on the investment portfolio is approximately 2.5 years. AOCI as a % of total assets remained benign at 0.06%. $523 million of portfolio expansion in Q3-25 primarily related to purchases of low risk-weighted assets at SOFR + 1.38%. Note: All data presented is as of September 30, 2025, unless otherwise noted. (1) The investment portfolio represents the market value of these securities. (2) Average investments includes restricted equity investments comprised primarily of FHLB and FRB stock.

# Deposit Trends

## Deposit Mix Remains Stable ($'millions)


10,116
10,066
10,177
10,232
10,436
1,638
1,617
1,661
1,687
1,732
3,896
4,001
4,007
3,845
4,091
1,289
1,301
1,337
1,378
1,398
1,072
1,066
1,052
1,023
1,000
2,221
2,081
2,120
2,299
2,215
Q3-24
Q4-24
Q1-25
Q2-25
Q3-25
Non-Int. Bearing
Int. Bearing Checking
Money Market
Savings
Time Deposits

- Deposits increased by $204 million (or 2.0%), driven by an increase in non-maturity deposits of $287 million (or 3.6%) from the prior quarter.
- The decrease in time deposits was primarily driven by brokered CD run-off of $118 million.
- We expect Q4-25 deposit growth to be in line with loan growth as a modest increase to deposit costs relating to net deposit growth targets being priced above current rates.

**Cost of Deposits**

| | Spot | | | | | Avg |
|---|---|---|---|---|---|---|
| **Type of Account** | **Q3-24** | **Q4-24** | **Q1-25** | **Q2-25** | **Q3-25** | **Q3-25** |
| Int. Bearing Checking | 2.27% | 2.11% | 2.04% | 2.02% | 2.08% | 2.11% |
| Money Market | 3.37% | 3.00% | 2.83% | 2.94% | 2.75% | 2.92% |
| Savings | 0.81% | 0.72% | 0.67% | 0.66% | 0.63% | 0.66% |
| Time Deposits | 4.47% | 4.18% | 3.75% | 3.75% | 3.74% | 3.73% |
| **Total (incl. non-int. bearing)** | **2.38%** | **2.17%** | **2.03%** | **2.07%** | **2.04%** | **2.06%** |

## Deposit Beta(1)


42%
29%
Up Cycle
Down Cycle

(1) Deposit beta is calculated as the increase in rate paid on total deposits per quarter divided by the incremental increase in the fed funds rate since January 1, 2022. Up cycle is the period from January 1, 2022 to June 30, 2024. The down cycle is from July 1, 2024 to September 30, 2025.

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Uninsured . . . Deposit Trending % of Total Deposits (Adjusted Uninsured vs Insured) 16% 16% 17% 17% 18% 84% 84% 83% 83% 82% Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Adjusted Uninsured Deposits Adjusted Insured Deposits Adjusted Uninsured Deposit Bridge $‘millions Schedule/Line Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Estimated Uninsured Deposits RC-O Line M.2 5,703 5,747 5,897 6,113 6,366 Less: Collateralized Municipal Deposits(1) (2,455) (2,480) (2,477) (2,537) (2,549) Less: Gross Exclusion Deposits(2) (1,584) (1,578) (1,666) (1,844) (1,885) Estimated Adjusted Uninsured Deposits, net of exclusions 1,664 1,689 1,754 1,732 1,932 Total Deposits RC-O Line 1 11,767 11,796 11,975 12,196 12,445 Less: Gross Exclusion Deposits(2) (1,584) (1,578) (1,666) (1,844) (1,885) Total Deposits, net of exclusions RC Line 13.a 10,183 10,218 10,309 10,352 10,560 % of Total Deposits, net of exclusions 16.3% 16.5% 17.0% 16.7% 18.3% Available Liquidity 4,032 3,763 3,357 3,451 3,647 Coverage Ratio 2.42x 2.23x 1.91x 1.99x 1.89x Note: Uninsured deposits are reported at the consolidated Bank level per the Call Report. (1) The State of NJ requires collateralization on municipal deposits and administers a backstop to protect these deposits. (2) Gross exclusions relate to intercompany deposits.

# Liquidity Sources are Robust and Diverse


1.89x
3,647
1,444
145
689
1,368
1,932
Liquidity Sources
Adjusted Uninsured Deposits
FRB Discount Window Capacity
FedFunds and Repo Lines Available
FHLB Remaining Capacity
Cash and Unpledged Securities
Adjusted Uninsured Deposits

**Liquidity remains robust:**

- Adjusted uninsured deposits accounted for 18% of total deposits.
- OCFC had no outstanding borrowings from the Federal Reserve Discount Window, strong sources of backstop liquidity.

**Note:** All data presented is as of September 30, 2025. Numbers in the above table are in $'millions.

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Net Interest . . . Income and Net Interest Margin Trends Net Interest Income ($’000) 90,657 87,636 86,652 83,329 82,219 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Net Interest Income Net Interest Margin 2.90% 2.91% 2.91% 2.69% 2.67% NIM Bridge 2.91% 2.91% -0.02% 0.04% -0.02% Q2-25 NIM Impact of Impact of Increase in int- Q3-25 NIM prepayment fees subordinated earning asset debt repricing yields, net of liability costs Tailwinds Continued growth in lower cost deposits from the Premier Bank teams. Headwinds Competitive market environment as peers compete on rate for quality credit.

Expense . . . Discipline and Focused Investment Core Non-Interest Expense(1) ($’000) 71,474 72,390 64,739 64,294 62,067 40,242 41,387 36,602 36,740 35,844 6,323 7,029 6,306 6,418 6,183 2,898 2,826 2,517 2,983 2,618 6,366 6,808 7,164 5,940 6,647 4,336 3,467 1,970 2,620 2,425 9,512 10,328 9,081 10,867 10,517 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Compensation & employee benefits FDIC & regulatory assessments Professional fees Occupancy & equipment Data processing Other Opex (2) Core Efficiency Ratio(1) 72.28% 70.30% 67.74% 66.00% 65.81% 2.16% 2.12% 1.96% 1.90% 1.84% Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Core Efficiency Ratio Core Non-Interest Expense to Average Assets (Annualized) Q3-25 core non-interest expenses increased by $0.9 million (or 1%) from the linked quarter driven primarily by a full quarter of compensation and occupancy expenses related to recent commercial hires. (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information. (2) Other Opex includes marketing, check card processing, amortization of intangibles, and other expenses.

Generating . . . Consistent Returns Book Value and Tangible Book Value per Common Share(1) ($) 29.02 29.08 29.27 28.64 28.81 19.28 19.34 19.52 18.98 19.16 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Book Value per Share Tangible Book Value per Common Share Capital Management ($’millions) 11.3% 11.2% 11.2% 11.0% 10.6% 8.7% 9.1% 9.1% 9.2% 8.1% 17 7 1 0 0 12 12 12 12 12 Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Tangible Stockholders’ Equity to Tangible Assets (1) Share Repurchases Core ROAA(1), ROTE(1), and ROTCE(1) 8.24% 7.89% 7.34% 7.19% 6.17% 7.85% 7.51% 7.00% 0.69% 0.65% 0.62% 0.60% 0.53% Q3-24 Q4-24 Q1-25 Q2-25 Q3-25 Core ROTE Core ROTCE Core ROAA Capital remains strong and above “well capitalized” levels. Tangible book value per common share increased $0.24 or 1% from the same quarter last year. (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information. (2) Q3-25 CET1 Ratio – Preliminary Estimate.

Appendix

# Double Leverage & Interest Coverage

*($ in thousands)*

| Double Leverage Ratio | As of the Year Ended: 12/31/2021 | 12/31/2022 | 12/31/2023 | 12/31/2024 | Period Ended 9/30/2025 | Offering Adjustments | Pro Forma Period Ended 9/30/2025 |
|---|---|---|---|---|---|---|---|
| Investment in Subsidiaries | $1,575,549 | $1,630,199 | $1,672,406 | $1,704,037 | $1,718,281 | (2,303)[1] | $1,715,979 |
| Parent Company Equity | 1,516,553 | 1,585,464 | 1,661,945 | 1,702,757 | 1,653,427 | – | 1,653,427 |
| **Double Leverage Ratio** | **104%** | **103%** | **101%** | **100%** | **104%** | **–** | **104%** |

| Interest Coverage | For the Year Ended: 12/31/2021 | 12/31/2022 | 12/31/2023 | 12/31/2024 | YTD 9/30/2025 | Offering Adjustments | Pro Forma YTD 9/30/2025 |
|---|---|---|---|---|---|---|---|
| Total Deposit Interest | $25,210 | $31,021 | $172,018 | $242,133 | $156,565 | – | $156,565 |
| New Subordinated Notes Interest Expense | – | – | – | – | – | $6,094 | 6,094 |
| Other Borrowing Interest Expense | 11,544 | 22,677 | 66,225 | 66,005 | 49,212 | (8,416)[2] | 40,796 |
| Total Interest Expense | $36,754 | $53,698 | $238,243 | $308,138 | $205,777 | ($2,322) | $203,455 |
| **Pre-Tax Income** | **$142,241** | **$193,922** | **$136,765** | **$130,656** | **$75,669** | **$2,322** | **$77,991** |

| ***Based on Pre-Tax Income*** | | | | | | | |
|---|---|---|---|---|---|---|---|
| **Interest Coverage (Including Deposit Expense)** | **4.9x** | **4.6x** | **1.6x** | **1.4x** | **1.4x** | **–** | **1.4x** |
| **Interest Coverage (Excluding Deposit Expense)** | **13.3x** | **9.6x** | **3.1x** | **3.0x** | **2.5x** | **–** | **2.9x** |

Note: All offering assumptions are for illustrative purposes only.
(1) Net proceeds from the proposed offering assume a $125 million and estimated offering expenses of ~$2.3 million.
(2) Interest expense savings for nine months after the redemption of $125 million outstanding subordinated notes due 2030.

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Illustrative . . . Pro Forma Capital Ratios Proceeds from Redemption of $125 Million 2020 9/30/2025 Subordinated Subordinated Pro Forma ($ in thousands) Actual Notes Offering Notes 9/30/2025 Regulatory Capital Common Equity Tier 1 Capital $1,109,225 $1,109,225 Preferred Equity — 0 Trust Preferred 74,579 74,579 Tier 1 Minority Interest 890 890 Tier 1 $1,184,694 $1,184,694 Subordinated Debt 100,000 125,000 ($100,000) 125,000 Allowance for Credit Losses 86,571 86,571 Tier 2 Capital $186,571 $125,000 ($100,000) $211,571 Total Risk-Based Capital $1,371,265 $125,000 ($100,000) $1,396,265 Total Assets for Regulatory Ratios Risk-Weighted Assets $10,487,607 $24,540 ($25,000) $10,487,147 Avg. Assets for Leverage Ratio 13,012,459 122,698 (125,000) 13,010,157 TCE/TA Tangible Common Equity¹ $1,120,185 $1,120,185 Tangible Assets¹ 13,791,422 $122,698 ($125,000) 13,789,120 Capital Ratios TCE / TA¹ 8.1% 8.1% Leverage Ratio 9.1% 9.1% CET1 Ratio 10.6% 10.6% Tier 1 Ratio 11.3% 11.3% Total RBC Ratio 13.1% 13.3% Bank CRE Concentration² 417% 417% Standalone 9/30/25 417%417% Pro Forma 9/30/25 13.3% 13.1% 11.3%11.3% 10.6%10.6% 9.1% 9.1% 8.1% 8.1% TCE / TA¹ Leverage CET1 Ratio Tier 1 Total RBC Bank CRE Ratio Ratio Ratio Concentration² Note: Net 58740-001 proceeds from the proposed offering 24Oct25 assume a $125 21:19 million gross offering sizePage and estimated 32 offering expenses of ~$2.3 million; Assumes 20% risk-weighting; All offering assumptions are for illustrative purposes only. (1) For non-GAAP financial measures, please refer to the “Non-GAAP Reconciliations” in the Appendix for a reconciliation to GAAP financial information. (2) Bank-level CRE Concentration is calculated in conformance with regulatory definitions. Q3-25 is a preliminary estimate.

Deep and . . . Experienced Management with Large Bank Experience Chris Maher Steven Tsimbinos Michele Estep Chairman & Chief Executive Officer Senior Executive Vice President, Senior Executive Vice President & General Counsel & Corporate Secretary Chief Administrative Officer Joined in 2013 Joined in 2010 Joined in 2018 Joseph J. Lebel III David Berninger President & Chief Operating Officer Senior Executive Vice President & Joined in 2006 Chief Risk Officer Joined in 2023 Patrick S. Barrett Brian Schaeffer Senior Executive Vice President & Senior Executive Vice President & Chief Financial Officer Chief Information Officer Joined in 2022 Joined in 2018

# Highly Qualified Board



**Chris Maher**
*Chairman & CEO of OCFC*
Director since 2014



**Tony Coscia**
*Partner at Windels Marx; Chairman of the Board of Directors of Amtrak*
Lead Indep. Director since 2022, Director since 2018



**John Barros**
*Managing Principal of Civitas Builder*
Director since 2023



**Jack Farris**
*Vice President and Deputy General Counsel, InfoSec & Cybersecurity at Verizon*
Director since 2015



**Bob Garrett**
*CEO at Hackensack Meridian Health*
Director since 2023



**Kimberly Guadagno**
*Partner at Connell Foley; Former Lt. Governor / Sec. for State of NJ*
Director since 2018



**Nicos Katsoulis**
*Investor at Vendavel Energy SA*
Director since 2019



**Joseph Lebel III**
*President & COO of OCFC*
Director since 2022



**Joseph Murphy Jr.**
*EVP at ValuExpress*
Director since 2020



**Steve Scopellite**
*Former Global Chief Information Officer at Goldman Sachs; Director at Ionic Security*
Director since 2019



**Grace Torres**
*Former CFO, Treasurer and Principal Financial Officer of Prudential Mutual Funds*
Director since 2018



**Dr. Patricia Turner**
*CEO at American College of Surgeons*
Director since 2020



**Dalila Wilson-Scott**
*EVP and Chief Diversity Officer at Comcast; President of the Comcast NBCUniversal Foundation*
Director since 2023

**10 of 11 (91%) Independent Directors have been added in the last 7 years**

Independent Board Members | Non-independent Board Members

34

Northeast . . . Outperforms Through Credit Cycles… Hurricane GFC Peak NCOs COVID-19 Global Financial Crisis Sandy 1.43% Pandemic 0.80% 0.63% 0.51% 0.29% 0.32% Northeast Midwest Mid Southeast Southwest West Atlantic 1.1x 1.8x 2.2x 2.8x 4.9x Historically, net charge-offs for Northeastern headquartered banks have greatly outperformed major exchange traded U.S. banks headquartered in other regions Median net charge-offs / average assets for Northeastern banks averaged 20 bps during the Global Financial Crisis compared to 50 bps 58740- for other regions. Source: S&P Global. Note: Commercial bank reporting is on a one quarter lag.

With .a . . Similar Story in Commercial Real Estate Portfolios Global Financial Hurricane GFC Peak CRE NCOs COVID-19 Crisis Sandy 0.16% Pandemic 0.10% 0.11% 0.09% 0.03% 0.04% Northeast Southwest Southeast Mid Midwest West Atlantic Northeastern banks’ CRE portfolio net charge-offs have also historically outperformed major exchange traded banks in other regions Median CRE net charge-offs / average assets for Northeastern banks averaged 2 bps during the Global Financial Crisis compared to 6 bps for other regions Source: S&P Global. Note: Commercial bank reporting is on a one quarter lag.

# Non-GAAP Reconciliations (1 of 2)

| Non-GAAP Reconciliation | | | | | |
|---|---|---|---|---|---|
| | For the Three Months Ended | | | | |
| | September 30, 2025 | June 30, 2025 | March 31, 2025 | December 31, 2024 | September 30, 2024 |
| **Core Earnings:** | | | | | |
| Net income available to common stockholders **(GAAP)** | $ 17,330 | $ 16,200 | $ 20,505 | $ 20,905 | $ 24,112 |
| Adjustments to exclude the impact of non-recurring and non-core items: | | | | | |
| Spring Garden opening provision for credit losses | - | - | - | 1,426 | - |
| Net loss (gain) on equity investments | 7 | (488) | (205) | 5 | (1,420) |
| Net gain on sale of trust business | - | - | - | - | (1,438) |
| Restructuring charges | 4,147 | - | - | - | - |
| FDIC special assessment release | (210) | - | - | - | - |
| Merger related expenses | - | - | - | 110 | 1,669 |
| Income tax (benefit) expense on items | (926) | 115 | 49 | (388) | 270 |
| Loss on redemption of preferred stock | - | 1,842 | - | - | - |
| Core earnings **(Non-GAAP)** | **$ 20,348** | **$ 17,669** | **$ 20,349** | **$ 22,058** | **$ 23,193** |
| Income tax expense | 5,156 | 5,771 | 6,808 | 5,083 | 7,464 |
| Provision for credit losses | 4,092 | 3,039 | 5,340 | 3,467 | 517 |
| Less: non-core provision for credit losses | - | - | - | 1,426 | - |
| Less: income tax (benefit) expense on non-core items | (926) | 115 | 49 | (388) | 270 |
| Core earnings PTPP **(Non-GAAP)** | **$ 30,522** | **$ 26,364** | **$ 32,448** | **$ 29,570** | **$ 30,904** |
| Core earnings diluted earnings per share | $ 0.36 | $ 0.31 | $ 0.35 | $ 0.38 | $ 0.39 |
| Core earnings PTPP diluted earnings per share | $ 0.54 | $ 0.46 | $ 0.56 | $ 0.51 | $ 0.53 |
| | | | | | |
| **Core Ratios (Annualized):** | | | | | |
| Return on average assets | 0.60% | 0.53% | 0.62% | 0.65% | 0.69% |
| Return on average tangible stockholders' equity | 7.19 | 6.17 | 7.00 | 7.51 | 7.85 |
| Return on average tangible common equity | 7.19 | 6.17 | 7.34 | 7.89 | 8.24 |
| Efficiency ratio | 70.30 | 72.28 | 65.81 | 67.74 | 66.00 |

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OCEANFIRST

Non-GAAP . . . Reconciliations (2 of 2) Non-GAAP Reconciliation For the Three Months Ended September 30, June 30, March 31, December 31, September 30, 2025 2025 2025 2024 2024 Tangible Equity: Total stockholders’ equity $ 1,653,427 $ 1,643,680 $ 1,709,117 $ 1,702,757 $ 1,694,508 Less: Goodwill 523,308 523,308 523,308 523,308 506,146 Intangibles 9,934 10,834 11,740 12,680 7,056 Tangible stockholders’ equity 1,120,185 1,109,538 1,174,069 1,166,769 1,181,306 Less: Preferred stock — 55,527 55,527 55,527 Tangible common equity $ 1,120,185 $ 1,109,538 $ 1,118,542 $ 1,111,242 $ 1,125,779 Tangible Assets: Total Assets $ 14,324,664 $ 13,327,847 $ 13,309,278 $ 13,421,247 $ 13,488,483 Less: Goodwill 523,308 523,308 523,308 523,308 506,146 Intangibles 9,934 10,834 11,740 12,680 7,056 Tangible Assets $ 13,791,422 $ 12,793,705 $ 12,774,230 $ 12,885,259 $ 12,975,281 Tangible stockholders’ equity to tangible assets 8.12% 8.67% 9.19% 9.06% 9.10% Tangible common equity to tangible assets 8.12% 8.67% 8.76% 8.62% 8.68%